Exhibit 10.36

ANCILLARY AGREEMENT

Under

NORTHWEST AIRLINES
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2001 Restatement)

THIS AGREEMENT, Made and entered into by and between Northwest Airlines, Inc., a Minnesota corporation, (the “Employer”) and  Barry P. Simon (the “Participant”).

WHEREAS, Employer has established a nonqualified plan of deferred compensation for the benefit of a select group of management or highly compensated employees currently set forth in a document entitled “Northwest Airlines Supplemental Executive Retirement Plan (2001 Restatement)” (hereinafter the “2001 SERP Restatement”); and

WHEREAS, The Plan maintained pursuant to the 2001 SERP Restatement (sometimes referred to as the “SERP”) contemplates that certain terms and provisions may be varied pursuant to a separate written agreement by and between Employer and Participant known as an “Ancillary Agreement”; and

WHEREAS, The Employer and the Participant agree that upon executing this Ancillary Agreement, Participant’s SERP benefit will be computed under and governed solely by Part B of the 2001 SERP Restatement and not Part A of the 2001 SERP Restatement.

NOW THEREFORE, IT IS HEREBY AGREED, By and between Employer and Participant as follows:

1)              DATE OF PARTICIPATION.  Participant’s effective date for the commencement of SERP participation is November 1, 2004.

2)              SPECIAL ARRANGEMENTS.  For the purpose of computing Participant’s benefits under the SERP, the following special rules shall apply.

a)              CB Increased Pay Credit Percentage.  For the purpose of determining Participant’s applicable pay credit percentage pursuant to Section 4.1.1(b)(1)(iii) of the 2001 SERP Restatement the Participant shall receive (during the period from November 1, 2004 through October 31, 2009) three times the pay credit that the Participant would otherwise be entitled to receive (i.e., the “actual” plus two “deemed”).  Therefore, the Participant’s applicable pay credit percentage during the following periods shall be as follows:

1

With respect to Participant’s Earnings attributable to the following periods:	Participant’s applicable pay credit percentage shall be:

November 1, 2004 to October 31, 2005	36%

November 1, 2005 to October 31, 2006	36%

November 1, 2006 to October 31, 2007	45%

November 1, 2007 to October 31, 2008	45%

November 1, 2008 to September 30, 2009	45%
October 1, 2009 to October 31, 2009	54%

b)             CB Generally Applicable Pay Credit Percentage.  For the purpose of determining Participant’s applicable pay credit percentage pursuant to Section 4.1.1(b)(1)(iii) of the 2001 SERP Restatement during periods subsequent to October 31, 2009, Participant’s applicable pay credit percentage shall be determined under the generally applicable rules of the Pension Plan; provided, however, that in applying those rules, Participant’s actual Benefit Service shall be increased by all additional deemed years of Benefit Service.

3)              INTEGRATION.  This agreement is intended to be and is an Ancillary Agreement as that term is used in the SERP.  Insofar as this Ancillary Agreement relates to Participant’s entitlement under the SERP, this Ancillary Agreement represents the entire agreement of Participant and Employer and supercedes all prior agreements and understandings, written or otherwise.  In no event shall this Ancillary Agreement and any other agreement be construed or interpreted to provide duplicate benefits.

IN WITNESS WHEREOF, Employer and Participant have executed this Ancillary Agreement as of December 7, 2004.

NORTHWEST AIRLINES, INC.	PARTICIPANT

/s/ Douglas M. Steenland	/s/ Barry P. Simon
Douglas M. Steenland	Barry P. Simon
Chief Executive Officer